Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-166372
333-166372-01

PROSPECTUS SUPPLEMENT NO. 10

(To Prospectus Dated May 11, 2010)

Intelsat (Luxembourg) S.A.

Intelsat S.A.

$281,810,000 11 1/4% Senior Notes due 2017

and

$1,121,692,472 11 1/2%/12 1/2% Senior PIK Election Notes due 2017

This Prospectus Supplement No. 10 supplements our Prospectus dated May 11, 2010, as supplemented by our Prospectus Supplement No. 1 dated May 14, 2010, our Prospectus Supplement No. 2 dated August 10, 2010, our Prospectus Supplement No. 3 dated August 26, 2010, our Prospectus Supplement No. 4 dated September 17, 2010, our Prospectus Supplement No. 5 dated September 28, 2010, our Prospectus Supplement No. 6 dated October 4, 2010, our Prospectus Supplement No. 7 dated October 15, 2010, our Prospectus Supplement No. 8 dated November 10, 2010 and our Prospectus Supplement No. 9 dated November 29, 2010 and should be read in conjunction therewith. The notes that are the subject of the Prospectus have been registered to permit their resale by the selling securityholders named in the Prospectus. We will not receive any proceeds from the sale of the new notes in this offer.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached current report of Intelsat S.A. on Form 8-K filed on January 6, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 7, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2011

Intelsat S.A.

(Exact Name of Registrant as Specified in Charter)

Luxembourg	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4 rue Albert Borschette Luxembourg Grand-Duchy of Luxembourg	L-1246
(Address of Principal Executive Offices)	(Zip Code)

+(352) 27 84 1600

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 3, 2011, Linda Bartlett, aged 52, became the Senior Vice President and Controller of Intelsat Corporation. Prior to her Intelsat appointment, Ms. Bartlett served as Executive Vice President, Global Finance/Chief Financial Officer of the International Lodging Division of Marriott International, Inc. from November 2002. Before that, she held a variety of other positions at Marriott, including: Executive Vice President, Global Asset Management; Executive Vice President, Mergers, Acquisitions & Development Planning; Senior Vice President, Finance/Corporate Controller; and Senior Vice President, Chief Financial Officer - Marriott Vacation Club International, which is Marriott’s Timeshare/Interval Ownership Division. Ms. Bartlett holds a Bachelor’s degree in Accounting and a Master’s degree in Finance from Loyola College in Baltimore, Maryland, and is a Certified Public Accountant.

In connection with her appointment, Ms. Bartlett was granted options to purchase 17,700 Class A Shares of Intelsat Global S.A., the indirect parent of Intelsat S.A. Ms. Bartlett’s option agreement has terms substantially similar to option agreements entered into with certain other employees of Intelsat S.A. and its subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2011

INTELSAT S.A.

By:	/s/ Phillip Spector
Name:	Phillip Spector
Title:	Executive Vice President and
General Counsel